Exhibit 99.1

                    ADE Corporation Reports Record Earnings;
               Grows Second-Quarter Revenue by 45% Year-Over-Year

    WESTWOOD, Mass.--(BUSINESS WIRE)--Nov. 30, 2004--ADE Corporation (Nasdaq: ADEX) today reported its financial results for the second quarter of fiscal 2005 ended October 31, 2004.
    Revenue grew to $29.3 million in the second quarter of fiscal 2005, up three percent from $28.3 million in the first quarter of fiscal 2005 and up 45 percent from $20.2 million in the second quarter of fiscal 2004. ADE set a new Company record by generating $6.3 million in net income, or $0.44 per diluted share, for the second quarter of fiscal 2005. This is an increase of 25 percent from $5.1 million, or $0.35 per diluted share, for the first quarter of fiscal 2005 and an increase of 270 percent from $1.7 million, or $0.12 per diluted share, for the year-ago quarter.
    "Financially, the second quarter was another success for ADE Corporation and its employees as we posted robust year over year growth in revenue and set another record for earnings, exceeding net income totals from the previous quarter's record earnings," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "Shipments of 300mm wafer metrology and inspection equipment were especially strong during the quarter as customers accelerated their installation schedules. The growth of 300mm wafer capacity continued to account for a substantial share of our metrology and inspection system sales. Japan remained the strongest geographic sector for ADE this quarter, followed by the Asia Pacific region, Europe and the United States, respectively."
    Dr. Koliopoulos continued, "On the technology front, we continue our work to leverage ADE's patented technology to a broader product portfolio to provide the Company with additional revenue streams in new and attractive markets in the semiconductor industry. For instance, ADE now has unique new product offerings in surface topography tools for copper CMP monitoring of patterned wafers. We have also recently launched a yield management and data mining system for wafer manufacturers and will soon be introducing our next generation micro-particle inspection and defect classification tools. These new product offerings will help us increase our share in the semiconductor device and wafer fabrication market and we expect them to begin generating revenue for ADE by the end of fiscal 2005."
    ADE's backlog increased 53 percent to $48.1 million on October 31, 2004 from $31.5 million on October 31, 2003. Gross margin was 54 percent for the second quarter of fiscal 2005, up from 49 percent for the second quarter of fiscal 2004. The increase in gross margin was achieved through improvements in ADE's operational efficiencies and changes in its product and geographic sales mix as 300mm wafer capacity expansion continued. ADE generated nearly $4.0 million in positive cash flow for the second quarter of fiscal 2005. Cash and cash equivalents totaled $50.2 million at October 31, 2004 and reflect a 21% sequential increase from $41.6 million at the end of fiscal 2004.
    ADE Chief Financial Officer Brian James said, "ADE's stellar operating leverage was again demonstrated in the second quarter of fiscal 2005. The Company expanded gross margins to a seven-year high, grew operating margins to an impressive 22 percent and increased its cash balance to more than $50 million, ADE's highest level in over 5 years. Our book-to-bill ratio, meanwhile, remained in excess of 1 to 1, higher than industry average for the quarter, although the pace of orders slowed somewhat as we moved through the quarter."

    Looking Ahead

    "Like many in our industry we believe near-term visibility has decreased somewhat and we are seeing mixed signals about spending plans for the next couple of quarters. This activity leads us to believe we could possibly be facing a pause in order activity that translates into a revenue guidance range that is slightly wider than our historical norm. While we are being prudently cautious in our guidance, we expect that our earnings and cash flow will remain strong, as we work toward a year of record earnings," added Dr. Koliopoulos.
    For the third quarter of fiscal 2005, ADE anticipates that revenues will be in the range of $27 million to $30 million. The Company expects to achieve gross margins in the range of 50 percent to 52 percent for this period. Based on these factors, ADE expects to report net income ranging from $0.32 to $0.42 per diluted share for the third quarter of fiscal 2005. This net income guidance assumes
14.3 million weighted average shares outstanding for the period ending January 31, 2005.

    Conference Call Reminder

    ADE will host a conference call and webcast on December 1, 2004 at 8:30 a.m. Eastern Time (ET) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at www.ade.com, which is not a part of this release.

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with the Company's ability to commercialize new products by the end of fiscal 2005, the need for 200mm and 300mm manufacturers to increase capacity, and the Company's financial performance for the third quarter and full fiscal year, as well as other statements under " Looking Ahead" in the news release. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; and the Company's ability to generate strong gross margins. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2004.

    Below are the Company's condensed consolidated statements of operations and balance sheets.



                           ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                               Three months ended    Six months ended
                                   October 31           October 31
                               ------------------- -------------------

                                  2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenue                         $29,289   $20,206   $57,601   $39,271
Cost of revenue                  13,543    10,223    26,934    20,754
                               --------- --------- --------- ---------
Gross profit                     15,746     9,983    30,667    18,517
                               --------- --------- --------- ---------
Operating expenses:
   Research and development       3,657     3,704     7,283     7,401
   Marketing and sales            2,815     2,409     6,285     4,414
   General and administrative     2,864     2,496     5,527     4,661
   Restructuring charges              -         -         -       393
                               --------- --------- --------- ---------
Total operating expenses          9,336     8,609    19,095    16,869
                               --------- --------- --------- ---------
Income from operations            6,410     1,374    11,572     1,648
Gain on sale of long-term
 investment                           -         -         -     1,729
Interest and other income
 (expense), net                      71        58       115      (104)
                               --------- --------- --------- ---------
Income before provision for
 (benefit from) income taxes
 and equity in net earnings of
 affiliated companies             6,481     1,432    11,687     3,273
Provision for (benefit from)
 income taxes                       178      (273)      326      (185)
                               --------- --------- --------- ---------
Income before equity in net
 earnings of affiliated
 companies                        6,303     1,705    11,361     3,458
Equity in net earnings of
 affiliated companies                 -         -         -        48
                               --------- --------- --------- ---------
Net income                       $6,303    $1,705   $11,361    $3,506
                               ========= ========= ========= =========

Basic earnings per share          $0.45     $0.12     $0.81     $0.25
Diluted earnings per share        $0.44     $0.12     $0.80     $0.25

Weighted average shares
 outstanding - basic             14,042    13,875    14,024    13,822
Weighted average shares
 outstanding - diluted           14,257    14,196    14,271    14,057


                           ADE CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands)

                                     October 31, 2004   April 30, 2004

Assets
Cash and cash equivalents                   $50,178          $41,560
Marketable securities                           893            1,084
Accounts receivable, net                     22,044           13,604
Inventories                                  32,032           32,745
Other current assets                          1,135            1,068
                                      --------------   --------------
    Total current assets                    106,282           90,061

Fixed assets, net                             9,891           10,829
Investments                                     499              499
Restricted cash                                 631              637
Other assets                                  6,367            6,449
                                      --------------   --------------
     Total assets                          $123,670         $108,475
                                      ==============   ==============

Liabilities and Stockholders' Equity
Total current liabilities                   $20,700          $17,089
Deferred gain on sale-leaseback               1,553            1,609
Long-term debt                                3,521            3,608
Total stockholders' equity                   97,896           86,169
                                      --------------   --------------
     Total liabilities and
      stockholders' equity                 $123,670         $108,475
                                      ==============   ==============



    CONTACT: ADE Corporation
             Brian James, 781-467-3500
             Executive VP and Chief Financial Officer